Exhibit 10.39

PURCHASE AGREEMENT

Purchase Agreement, dated as of November 12, 2007 (this “Agreement”), by and between William Treffert, The William and Sclma Treffert Living Trust Dated February 21, 1998 (the “Trust” and together with William Treffert, the “Sellers”), and GPS CCMP Acquisition Corp., a Delaware corporation (in its capacity as issuer of the Shares (defined below), the “Company” and, in its capacity as the purchaser of the Shares from the Sellers, “Purchaser”).

WHEREAS, the Sellers are party to that certain Shareholders’ Agreement dated as of November 10, 2006, by and among the Company and the other shareholders of the Company party thereto; and

WHEREAS, the Sellers acquired 2,337.502439 shares of Class A Nonvoting Common Stock, par value $0.01 per share (the “Shares”) of the Company pursuant to that certain Restricted Stock Agreement dated as of November 10, 2006 (the “Restricted Stock Agreement”) by and among the Trust and the Company; and

WHEREAS, William Treffert, the Trust, The William W. Treffert Grantor Retained Annuity Trust and Generac Power Systems, Inc. executed that certain Separation Agreement, dated as of October 22, 2007 and the Company delivered that certain Notice of Equity Repurchase to Sellers on October 30, 2007.

NOW, THEREFORE, in consideration of the premises and covenants contained in this Agreement and other valuable consideration, the receipt of which hereby is acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Purchase and Sale of Shares

Section 1.01.   Sale of Shares.  Upon the terms and conditions set forth herein, Sellers shall sell concurrently with the execution of this Agreement (the “Closing”) to Purchaser, and Purchaser shall purchase on the Closing from Sellers, Sellers’ Shares and any and all rights associated therewith or attendant thereto, free and clear of all liens, pledges or encumbrances.

Section 1.02.   Purchase Price.  The aggregate purchase price to be paid by Purchaser to Sellers (the “Purchase Price”) for the Shares being purchased hereunder shall be an amount equal to $797,929.83 (i.e., $341.36 per Share).

Section 1.03.   Closing Deliveries By the Parties.  At the Closing, Sellers shall deliver or cause to be delivered to the Purchaser upon receipt of the Purchase Price stock certificates evidencing the Sellers’ Shares duly endorsed in blank, or accompanied by stock powers in the form of Annex A hereto duly executed in blank, and Purchaser shall deliver or cause to be delivered to Sellers an amount equal to the Purchase Price by wire transfer of immediately available funds to an account designated in writing by Sellers.

ARTICLE II

Representations and Warranties

Section 2.01.   Representations and Warranties of Sellers.  Each Seller represents and warrants to Purchaser as follows:

(a)  This Agreement has been duly executed and delivered by such Seller.

(b)  Such Seller has the full legal capacity and authority to execute and deliver this Agreement and perform its respective obligations hereunder.

(c)  Immediately prior to the transactions contemplated hereby, such Seller was the sole beneficial owner of, and has good and valid title to, the Shares; and such Shares were owned by such Seller at such time free and clear of any and all liens, pledges, or other encumbrances or claims of any kind.

Section 2.02.   Representations and Warranties of Purchaser.  Purchaser represents and warrants to each Seller as follows:

(a)  Purchaser has all the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Purchaser.

(c)  Assuming due execution and delivery of this Agreement by Sellers, this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

ARTICLE III

Miscellaneous

Section 3.01.   Successors and Assigns.  All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 3.02.   Entire Agreement.  This Agreement constitutes the complete understanding and agreement among the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

Section 3.03.   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicts provision or rule (whether of the State of Delaware, or any other jurisdiction), that would cause the laws of any other jurisdiction other than the State of Delaware to be applied.

Section 3.04.   Severability.  If any provision of this Agreement or the application of any such provision to any person or circumstances shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, including the remainder of the provision held invalid, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

Section 3.05.   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

SELLERS:

/s/ William Treffert
WILLIAM TREFFERT

THE WILLIAM AND SELMA TREFFERT LIVING TRUST DATED FEBRUARY 21, 1998

By:	/s/ William Treffert
Name:
Its Trustee

PURCHASER:

GPS CCMP ACQUISTION CORP.

/s/ Timothy Walsh
By: TIMOTHY WALSH
Its: Authorized Representative